Exhibit 99.6

DISC MEDICINE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	DECEMBER 31, 2021	SEPTEMBER 30, 2022
Assets
Current assets:
Cash and cash equivalents	$88,036	$55,473
Prepaid expenses and other current assets	2,448	4,425
Total current assets	90,484	59,898
Property and equipment, net	106	181
Right-of-use assets, operating leases	1,641	1,512
Other assets	180	116
Total assets	$92,411	$61,707
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,559	$3,397
Accrued expenses	4,096	3,674
Derivative liability	6,450	9,900
Operating lease liabilities, current	319	301
Total current liabilities	13,424	17,272
Operating lease liabilities, non-current	1,334	1,106
Total liabilities	14,758	18,378
Commitments and contingencies (Note 13)
Series Seed convertible preferred stock, $0.0001 par value; 5,000,000 shares authorized, issued and outstanding as of December 31, 2021 and September 30, 2022 (liquidation preference of $5,000 as of December 31, 2021 and September 30, 2022)	2,350	2,350
Series A convertible preferred stock, $0.0001 par value; 41,666,666 shares authorized, issued and outstanding as of December 31, 2021 and September 30, 2022 (liquidation preference of $50,000 as of December 31, 2021 and September 30, 2022)	49,762	49,762
Series B convertible preferred stock, $0.0001 par value; 37,499,999 shares authorized, issued and outstanding as of December 31, 2021 and September 30, 2022 (liquidation preference of $90,000 as of December 31, 2021 and September 30, 2022)	89,744	89,744
Stockholders’ deficit:
Common stock, $0.0001 par value; 108,108,833 and 109,395,840 shares authorized as of December 31, 2021 and September 30, 2022, respectively; 8,390,438 and 8,835,359 shares issued December 31, 2021 and September 30, 2022, respectively; and 8,297,664 and 8,805,096 shares outstanding as of December 31, 2021 and September 30, 2022, respectively	1	1
Additional paid-in capital	1,185	2,444
Accumulated deficit	(65,389)	(100,972)
Total stockholders’ deficit	(64,203)	(98,527)
Total liabilities, convertible preferred stock and stockholders’ deficit	$92,411	$61,707

The accompanying notes are an integral part of these condensed consolidated financial statements.

DISC MEDICINE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

(Unaudited)

	NINE MONTHS ENDED SEPTEMBER 30,
	2021	2022
Operating expenses:
Research and development	$19,511	$23,421
General and administrative	4,012	9,033
Total operating expenses	23,523	32,454
Loss from operations	(23,523)	(32,454)
Other income (expense), net:
Interest income	5	321
Change in fair value of derivative liability	(3,600)	(3,450)
Total other income (expense), net	(3,595)	(3,129)
Net loss and comprehensive loss	$(27,118)	$(35,583)
Net loss attributable to common stockholders—basic and diluted	$(27,118)	$(35,583)
Weighted-average common shares outstanding—basic and diluted	7,947,355	8,604,591
Net loss per share attributable to common stockholders—basic and diluted	$(3.41)	$(4.14)

The accompanying notes are an integral part of these condensed consolidated financial statements.

DISC MEDICINE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK

AND STOCKHOLDERS’ DEFICIT

(In thousands, except share and per share data)

(Unaudited)

	CONVERTIBLE PREFERRED STOCK
	SERIES SEED $0.0001 PAR VALUE		SERIES A $0.0001 PAR VALUE		SERIES B $0.0001 PAR VALUE		COMMON STOCK $0.0001 PAR VALUE		ADDITIONAL PAID-IN CAPITAL	ACCUMULATED DEFICIT	TOTAL STOCKHOLDERS’ DEFICIT
	SHARES	AMOUNT	SHARES	AMOUNT	SHARES	AMOUNT	SHARES	AMOUNT
Balance at December 31, 2020	5,000,000	$2,350	41,666,666	$49,762	—	$—	7,696,947	$1	$610	$(29,420)	$(28,809)
Issuance of Series B convertible preferred stock, net of issuance costs of $256	—	—	—	—	37,499,999	89,744	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	353,465	—	49	—	49
Vesting of restricted common stock	—	—	—	—	—	—	107,885	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	237	—	237
Net loss	—	—	—	—	—	—	—	—	—	(27,118)	(27,118)
Balance at September 30, 2021	5,000,000	$2,350	41,666,666	$49,762	37,499,999	$89,744	8,158,297	$1	$896	$(56,538)	$(55,641)
Balance at December 31, 2021	5,000,000	$2,350	41,666,666	$49,762	37,499,999	$89,744	8,297,664	$1	$1,185	$(65,389)	$(64,203)
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	444,921	—	163	—	163
Vesting of restricted common stock	—	—	—	—	—	—	62,511	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	1,096	—	1,096
Net loss	—	—	—	—	—	—	—	—	—	(35,583)	(35,583)
Balance at September 30, 2022	5,000,000	$2,350	41,666,666	$49,762	37,499,999	$89,744	8,805,096	$1	$2,444	$(100,972)	$(98,527)

The accompanying notes are an integral part of these condensed consolidated financial statements.

DISC MEDICINE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	NINE MONTHS ENDED SEPTEMBER 30,
	2021	2022
Cash flows from operating activities
Net loss	$(27,118)	$(35,583)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	23	64
Stock-based compensation	237	1,096
Change in fair value of derivative liability	3,600	3,450
Noncash license expense	1,400	—
Noncash lease expense	155	129
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(591)	(1,689)
Other assets	—	64
Accounts payable	976	600
Accrued expenses	336	(472)
Operating lease liabilities	(148)	(246)
Net cash used in operating activities	(21,130)	(32,587)
Cash flow from investing activities
Purchases of property and equipment	(5)	(139)
Net cash used in investing activities	(5)	(139)
Cash flow from financing activities
Proceeds from issuance of convertible preferred stock, net of issuance costs	89,884	—
Proceeds from stock option exercises	49	163
Net cash provided by financing activities	89,933	163
Net decrease in cash, cash equivalents and restricted cash	68,798	(32,563)
Cash, cash equivalents and restricted cash, beginning of period	25,886	88,213
Cash, cash equivalents and restricted cash, end of period	$94,684	$55,650
Supplemental cash flow information
Cash paid for income taxes	$—	$—
Supplemental disclosure of non-cash activities
Decrease in right-of-use assets related to lease modification	$896	$—
Decrease in operating lease liabilities due to lease modification	$896	$—
Deferred issuance costs on Series B convertible preferred stock in accounts payable and accruals	$157	$—
Deferred offering costs included in accounts payable and accruals at end of period	$255	$288

The accompanying notes are an integral part of these condensed consolidated financial statements.

DISC MEDICINE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Organization and Nature of the Business

Disc Medicine, Inc. (the “Company”) is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel treatments for patients suffering from serious hematologic disorders. The Company was incorporated in October 2017 under the laws of the State of Delaware. The Company’s principal offices are in Watertown, Massachusetts.

Liquidity and Going Concern

The Company has incurred recurring losses and negative cash flows from operations since inception. As of September 30, 2022, the Company had an accumulated deficit of $101.0 million. The Company expects its operating losses and negative operating cash flows to continue into the foreseeable future. There can be no assurance that the Company will ever earn revenues or achieve profitability, or if achieved, that the revenues or profitability will be sustained on a continuing basis. In addition, the Company’s preclinical and clinical development activities, manufacturing and commercialization of the Company’s product candidates, if approved, will require significant additional financing.

As of the issuance date of these condensed consolidated financial statements, the Company expects that its existing cash and cash equivalents as of September 30, 2022 of $55.5 million, will not be sufficient to fund the Company’s operating expenses and capital expenditure requirements required to continue its development activities for at least twelve months from the date of issuance of these financial statements, and therefore there is substantial doubt regarding the Company’s ability to continue as a going concern. The Company plans to obtain additional funding through a proposed merger, described elsewhere in these condensed consolidated financial statements. The terms of any financing may adversely impact the holdings or the rights of the Company’s stockholders.

Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund operations, if at all. If the Company is unable to obtain funding, the Company could be forced to delay, reduce or eliminate some or all of its research and development programs, which could adversely affect its business and the Company may be unable to continue operations.

Through September 30, 2022, the Company funded its operations primarily with proceeds from the sale of Series Seed convertible preferred stock (“Series Seed Preferred Stock”), Series A convertible preferred stock (“Series A Preferred Stock”) and Series B convertible preferred stock (“Series B Preferred Stock”), collectively referred to as “Preferred Stock.” The future viability of the Company is dependent on its ability to generate cash from operating activities or to raise additional capital to finance its operations.

Proposed Merger with Gemini

On August 9, 2022, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Gemini Therapeutics, Inc., a Delaware corporation (“Gemini”) and Gemstone Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Gemini (“Merger Sub”). Pursuant to the Merger Agreement and subject to the satisfaction or waiver of the conditions therein, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company and as a wholly owned subsidiary of Gemini (the “merger”). If the merger is completed, the business of the Company will continue as the business of the combined company. The merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

The merger is expected to close in the fourth quarter of 2022 and is subject to approval by the stockholders of the Company and Gemini as well as other customary closing conditions, including the effectiveness of a registration statement filed with the SEC in connection with the transaction. If Gemini is unable to satisfy certain closing conditions or if other mutual closing conditions are not satisfied, the Company will not be obligated to complete the merger. The Merger Agreement contains certain termination rights of each of the Company and Gemini. Under certain circumstances, the Company could be required to pay Gemini a termination fee of $7.8 million and up to $0.8 million of Gemini’s expenses. Gemini could be required to pay the Company a termination fee of $3.0 million and up to $0.8 million the Company’s expenses.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the merger (the “Effective Time”), each then outstanding share of the Company’s common stock (including shares of common stock issued upon conversion of the Company’s preferred stock (see Note 8) and shares of the Company’s common stock issued in the Disc pre-closing financing defined below) will be converted into the right to receive a number of shares of Gemini’s common stock (subject to the payment of cash in lieu of fractional shares) calculated in accordance with the Merger Agreement (the “exchange ratio”). As a direct result of the reverse recapitalization, pursuant to the Roche Agreement (see Note 7), immediately following the Effective Date, the Company will issue shares of the combined company to Roche for no consideration (the “Roche Issuance”). The number of shares of common stock to be issued to Roche is estimated to be approximately 2.85% of the outstanding shares of common stock of the combined company as of the Effective Date.

In connection with the Merger Agreement, certain third parties have entered into a subscription agreement with the Company to purchase shares of the Company’s common stock for an aggregate purchase price of approximately $53.5 million (the “Disc pre-closing financing”). The Disc pre-closing financing is contingent on and will occur prior to the closing of the merger, subject to customary closing conditions. Shares of the Company’s common stock issued pursuant to the Disc pre-closing financing will be converted into shares of Gemini common stock in accordance with the exchange ratio at the Effective Time.

At the Effective Time, each person who as of immediately prior to the Effective Time was a stockholder of record of Gemini or had the right to receive Gemini’s common stock will be entitled to receive a contractual contingent value right (“CVR”) issued by Gemini subject to and in accordance with the terms and conditions of a Contingent Value Rights Agreement between Gemini, the holder’s representative and the rights agent (the “CVR Agreement”), representing the contractual right to receive consideration from the post-closing combined company upon the receipt of certain proceeds from a disposition of Gemini’s pre-merger assets, calculated in accordance with the CVR Agreement.

The merger is expected to be treated as a reverse recapitalization in accordance with U.S. GAAP because on the effective date of the merger, the pre-combination assets of Gemini are expected to be primarily cash and cash equivalents and other non-operating assets. Disc concluded that any in-process research and development assets potentially remaining as of the combination would be de minimis when compared to the cash and cash equivalents obtained through the merger.

Although the Company intends to consummate the merger, there is no assurance that it will be successful. If, for any reason, the merger does not close, the Company may seek funding through an initial public offering, private equity financings, debt financing or collaboration agreements to fund its operations. The terms of any financing may adversely affect the holdings or the rights of the Company’s stockholders. There is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company, if at all. If the Company is unable to obtain funding, the Company could be forced to delay, reduce or eliminate its research and development programs, product portfolio expansion or commercialization efforts, which could adversely affect its business.

2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The Company’s condensed consolidated financial statements are prepared in accordance with U.S. GAAP. Any reference in these notes to applicable guidance is meant to refer to the authoritative accounting principles generally accepted in the United States as found in the Accounting Standard Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

The condensed consolidated financial statements include the Company and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

The Company’s significant accounting policies are disclosed in the audited consolidated financial statements for the years ended December 31, 2020 and 2021, included in Exhibit 99.5 of the Company’s Current Report on Form 8-K of which this Exhibit 99.6 is a part. Since the date of those financial statements, there have been no changes to its significant accounting policies except as noted below.

Unaudited Interim Condensed Consolidated Financial Information

The accompanying condensed consolidated financial statements as of September 30, 2022 and for the nine months ended September 30, 2021 and 2022 are unaudited. The financial data and other information contained in the notes hereto as of September 30, 2022 and for the nine months ended September 30, 2021 and 2022 are also unaudited. The condensed consolidated balance sheet data as of December 31, 2021 was derived from the Company’s audited consolidated financial statements included in Exhibit 99.5 of the Company’s Current Report on Form 8-K of which this Exhibit 99.6 is a part.

The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited annual consolidated financial statements, and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments necessary for the fair presentation of the Company’s financial position as of September 30, 2022 and the results of its operations and cash flows for the nine months ended September 30, 2021 and 2022. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of and for the year ended December 31, 2021, and the notes thereto, included in Exhibit 99.5 of the Company’s Current Report on Form 8-K of which this Exhibit 99.6 is a part.

The results for the nine months ended September 30, 2022 are not necessarily indicative of results to be expected for the year ended December 31, 2022, or any other interim periods, or any future year or period.

Use of Estimates

The preparation of the Company’s condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of expenses during the reporting period. Significant estimates and assumptions reflected in these condensed consolidated financial statements include, but are not limited to accrued research and development expenses; stock-based compensation expense; the fair value of the common stock; the fair value determinations for instruments accounted for at fair value including contingent amounts payable to third parties upon the consummation of specified transactions, including a Roche Qualified Transaction (see Note 7); the incremental borrowing rate for determining lease liabilities and right-of-use assets and income taxes. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it has concluded to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates as there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results may differ materially from those estimates or assumptions.

Restricted Cash

The Company maintained letters of credit for the benefit of its landlords related to its leased office space in Cambridge, Massachusetts and Watertown, Massachusetts. The Company was required to maintain separate cash balances to secure its letters of credit. Due to the lease termination of the office space in Cambridge, Massachusetts in September 2021, the related letter of credit was reclassified from non-current other assets to prepaid expenses and other current assets.

Deferred Transaction Costs

The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in-process equity financings as deferred transaction costs until such financings are consummated. After consummation of an equity financing, these costs are recorded as a reduction of the proceeds from the transaction, either as a reduction of the carrying value of the preferred stock or in stockholders’ deficit as a reduction of additional paid-in capital generated as a result of the transaction. Should the in-process equity financing be abandoned, the deferred transaction costs would be expensed immediately as a charge to operating expenses in the condensed consolidated statements of operations and comprehensive loss. During the six months ended June 30, 2022, the Company concluded not to proceed with its planned equity financing and expensed the previously capitalized related financing costs of $2.2 million to general and administrative expenses. As of September 30, 2022, the Company had capitalized deferred transaction costs of $1.1 million related to the merger.

Fair Value Measurements

The Company categorizes its assets and liabilities measured at fair value in accordance with the authoritative accounting guidance that establishes a consistent framework for measuring fair value and expands disclosures for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as the exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	Level 2—Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable; and

•
Level 3—Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

The fair value of the Company’s cash equivalents are determined according to the fair value hierarchy described above (see Note 3). The carrying values of the Company’s prepaid expenses and other current assets, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these assets and liabilities.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets.

ESTIMATED USEFUL LIFE
Computer equipment	3.0 years
Furniture and fixtures	3.0 years
Internally developed software	3.0 years

Costs for capital assets not yet placed into service are capitalized as construction-in-progress and depreciated in accordance with the above guidelines once placed into service. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in loss from operations. Expenditures for repairs and maintenance are expensed as incurred.

We capitalize internal costs incurred to develop software for internal use during the application development stage. Amortization of capitalized internally developed software costs is recorded in depreciation expense over the useful life of the related asset.

Research and Development Expenses

Research and development costs are expensed as incurred. Research and development expenses consist of costs incurred in performing research and development activities, including salaries and bonuses, stock-based compensation, employee benefits, facilities costs, depreciation, external costs of vendors engaged to conduct preclinical development activities and clinical trials, manufacturing expenses, as well as the costs of licensing technology.

Nonrefundable prepayments for goods or services that will be used or rendered for future research and development activities are recorded as prepaid expenses. The prepaid amounts are expensed as the related goods are delivered or the services are performed, or when it is no longer expected that the goods will be delivered or the services rendered.

If the Company acquires an asset or group of assets under an in-licensing arrangement that does not meet the definition of a business under ASC Topic 805, Business Combinations, and the acquired in-process research and development does not have an alternative future use, any related upfront license payment is expensed as incurred in accordance with guidance in ASC Topic 730, Research and Development. In general, contingent payments are recognized when it becomes probable the payment will be required. Any contingent payments that qualify as a derivative liability are recognized at fair value on the Company’s condensed consolidated balance sheets. Annual maintenance fees under license agreements are expensed in the period in which they are incurred. Contingent payments for assets acquired are expensed as incurred or capitalized and amortized based on the nature of the associated asset at the date the payment is recognized. Royalties owed on sales of the products licensed pursuant to license agreements are expensed in the period the related revenues are recognized.

The Company has entered into various research, development and manufacturing contracts with research institutions and other companies primarily in the United States, including contracts with third-party contract research organizations and contract development and manufacturing organizations. These agreements are generally cancelable, and related costs are recorded as research and development expenses as incurred. The Company records accrued liabilities for estimated ongoing research, development and manufacturing costs and prepaid expenses for payments made in advance of work performed. When billing terms under these contracts do not coincide with the timing of when the work is performed, the Company is required to make estimates of outstanding obligations to those third parties as of period end. Any accrual estimates are based on a number of factors, including the Company’s knowledge of the progress towards completion of the research, development and manufacturing activities, invoicing to date under the contracts, communication from the research institutions and other companies of any actual costs incurred during the period that have not yet been invoiced and the costs included in the contracts. Significant judgments and estimates are made in determining the accrued balances at the end of any reporting period. Actual results may differ from the estimates made by the Company.

Stock-Based Compensation

The Company utilizes significant estimates and assumptions in determining the fair value of its equity and equity-based awards. During the nine months ended September 30, 2022, the Company determined the fair value of shares of its common stock underlying stock-based awards granted using a hybrid approach. The hybrid approach is a scenario-based analysis where one or more of the scenarios allocate the equity value utilizing the option-pricing method (“OPM”). When using the hybrid approach, the Company estimates the probability-weighted value across multiple scenarios but applies the OPM to estimate the allocation of value within at least one of the scenarios. In addition to a scenario using the OPM, the hybrid method also considers a Qualified Public Offering scenario in which the shares of convertible preferred stock are assumed to convert to common stock. The future value of the common stock in the Qualified Public Offering scenario was discounted back to the valuation date at an appropriate risk adjusted discount rate. In the hybrid method, the present value indicated for each scenario was probability weighted to arrive at an indication of value for the Company’s common stock.

Comprehensive Loss

Comprehensive loss includes net loss, as well as other changes in stockholders’ deficit that result from transactions and economic events other than those with stockholders. The Company’s comprehensive loss was equal to net loss for the nine months ended September 30, 2021 and 2022.

Recently Adopted Accounting Pronouncements

There were no new accounting standards adopted by the Company in the nine months ended September 30, 2022.

Recently Issued Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which has been subsequently amended by ASU 2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-10, ASU 2019-11, ASU 2020-03, and ASU 2022-02 (“ASU 2016-13”). This standard requires that credit losses be recorded using an expected losses model rather than the incurred losses model that was previously used and establishes additional credit risk disclosures associated with financial assets. The amendments in this standard should be applied on a modified retrospective basis to all periods presented. For public business entities that meet the definition of a U.S. Securities and Exchange Commission (“SEC”) filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, the standard is effective for fiscal calendar years beginning January 1, 2020, including interim periods within those fiscal years. For all other entities, the standard is effective for fiscal calendar years beginning January 1, 2023. Early adoption is permitted. The Company expects to inherit EGC status from Gemini upon the closing of the merger and this status allows the Company to adopt this standard for the fiscal calendar year beginning January 1, 2023. The Company does not expect that this standard will have a material impact on its condensed consolidated financial statements and disclosures.

3. Fair Value Measurements

The following tables present information about the Company’s assets and liabilities that are regularly measured and carried at fair value on a recurring basis and indicate the level within the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value, which is described further within Note 2.

Financial assets and liabilities measured at fair value on a recurring basis are summarized as follows (in thousands):

	DECEMBER 31, 2021
	Level 1	Level 2	Level 3
Assets
Money market funds in cash and cash equivalents	$86,119	$—	$—
Total	$86,119	$—	$—
Liabilities
Derivative liability	$—	$—	$6,450
Total	$—	$—	$6,450

	SEPTEMBER 30, 2022
	Level 1	Level 2	Level 3
Assets
Money market funds in cash and cash equivalents	$25,453	$—	$—
Total	$25,453	$—	$—
Liabilities
Derivative liability	$—	$—	$9,900
Total	$—	$—	$9,900

The fair value of the Company’s cash equivalents, consisting of money market funds, is based on quoted market prices in active markets with no valuation adjustment. There have been no impairments of the Company’s assets measured and carried at fair value during the nine months ended September 30, 2021 and 2022. In addition, there were no changes in valuation techniques or transfers between Level 1 and Level 2 financial assets during the nine months ended September 30, 2021 and 2022. The Company did not have any non-recurring fair value measurements on any assets or liabilities during the nine months ended September 30, 2021 and 2022.

In May 2021, the Company entered into a license agreement (the “Roche Agreement”) with F. Hoffmann-La Roche Ltd. and Hoffmann-La Roche Inc. (together, “Roche”) pursuant to which Roche granted the Company an exclusive and sublicensable worldwide license under certain patent rights and know-how to develop, manufacture and commercialize certain compounds (the “Compounds”) as further described in Note 7. The Company recognized a liability in connection with the Roche Agreement which includes an obligation to issue a variable number of shares of the Company’s common stock to Roche for no additional consideration upon the Company’s completion of an initial public offering or certain merger transactions, a “Roche Qualified Transaction”. The number of shares of common stock to be issued to Roche is estimated to be approximately 2.85% of the outstanding shares of common stock of the Company as of immediately after the completion of a Roche Qualified Transaction. The Company has determined that the obligation to issue common stock upon completion of a Roche Qualified Transaction represents a liability classified financial instrument. The liability is measured at fair value as of each reporting date and the change in the fair value for the period is recorded in the condensed consolidated statements of operations in the change in fair value of derivative liability. The fair value measurement of the derivative liability is classified as Level 3 under the fair value hierarchy as it has been valued using certain unobservable inputs. These inputs include: (1) the Company’s estimated shares outstanding and fair value per share upon completion of a Roche Qualified Transaction and (2) the probability of the Company completing a Roche Qualified Transaction. The probability of the Company completing a Roche Qualified Transaction was low double-digits upon the execution of the Roche Agreement, adjusted periodically based on the Company’s progress towards a Roche Qualified Transaction. Significant increases or decreases in any of those inputs could result in a significantly lower or higher fair value measurement.

The following table provides a summary of changes in fair value of the Level 3 liabilities related to the Roche Agreement (in thousands):

LEVEL 3 ROLLFORWARD
Balance at December 31, 2021	$6,450
Change in fair value of derivative liability	3,450
Balance at September 30, 2022	$9,900

4. Cash, Cash Equivalents and Restricted Cash

Cash, cash equivalents and restricted cash consisted of the following (in thousands):

	DECEMBER 31, 2021	SEPTEMBER 30, 2022
Cash and cash equivalents	$88,036	$55,473
Restricted cash	177	177
Total cash, cash equivalents and restricted cash as shown on the condensed consolidated statements of cash flows	$88,213	$55,650

5. Property and Equipment, Net

Property and equipment, net consisted of the following (in thousands):

	DECEMBER 31, 2021	SEPTEMBER 30, 2022
Furniture and fixtures	$93	$143
Computer equipment	69	106
Internally developed software	—	52
Less: Accumulated depreciation	(56)	(120)
Property and equipment, net	$106	$181

6. Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	DECEMBER 31, 2021	SEPTEMBER 30, 2022
Accrued employee-related expenses	$1,177	$1,670
Accrued research and development	2,297	1,620
Accrued professional fees	601	364
Accrued other	21	20
Total accrued expenses	$4,096	$3,674

7. Development and License Agreements

License Agreement and Master Service Agreement with Aurigene Discoveries Technology Limited (“Aurigene”)

In February 2018, the Company entered into a license agreement with Aurigene, pursuant to which Aurigene granted the Company an exclusive worldwide license, with the right to grant sublicenses, to certain Aurigene intellectual property. Concurrent with the execution of the Aurigene license agreement, the parties entered into a master services agreement, which provides for Aurigene to provide future development services to the Company on a full-time equivalent cost basis and consumable costs incurred basis.

Pursuant to the license agreement, the Company agreed to pay an upfront fee of $0.1 million and annual maintenance fees up to $0.2 million for the licensed intellectual property. The Company may also be obligated to make future milestone payments of up to $7.1 million for the first licensed product based on the achievement of certain development and regulatory milestones. The term of the license agreement expires on a licensed product-by-licensed product and country-by-country basis on the expiration of the last-to-expire valid claim under the licensed intellectual property rights in such country. The Company can terminate the agreement, for convenience, with 90 days’ notice to Aurigene. The agreement can also be terminated by either party due to insolvency or by Aurigene due to a material breach after a specified cure period.

During the nine months ended September 30, 2021 and 2022, the Company recorded research and development expense of $1.4 million and $0.6 million, respectively, related to its arrangements with Aurigene.

License and Stock Purchase Agreement with AbbVie Deutschland GmbH & Co. KG (“AbbVie”)

In September 2019, the Company entered into an agreement with AbbVie, pursuant to which AbbVie granted the Company an exclusive license, with the right to grant sublicenses, to certain AbbVie intellectual property.

Under this agreement, the Company paid a non-refundable, non-creditable upfront fee of $0.6 million. The Company is also obligated to make future payments upon the achievement of certain development, commercialization and sales-based milestones up to $18.0 million, $45.0 million and $87.5 million, respectively on a licensed product-by-licensed product basis. In addition, the Company is also obligated to pay royalties based on net sales of the licensed products on a licensed product-by-licensed product and country-by-country basis. As of September 30, 2022, none of the milestones had been achieved.

The Company’s royalty obligation expires on a licensed product-by-licensed product and country-by-country basis upon the expiration of the last-to-expire valid claim under the licensed intellectual property rights in such country. Unless terminated earlier, the agreement expires upon the expiration of the Company’s royalty obligation for all licensed products. AbbVie can terminate the agreement if the Company fails to make any payments within a specified period after receiving written notice of such failure, or in the event of a material breach by the Company and failure to cure such breach within a certain period of time.

As part of the arrangement, the Company entered into a stock purchase agreement with AbbVie, pursuant to which the Company agreed to issue 4,336,841 shares of the Company’s common stock to AbbVie. All of the shares vested and all related expense was recognized prior to December 31, 2020.

License Agreement with Roche

In connection with the Roche Agreement, the Company paid Roche an upfront, non-refundable exclusivity payment of $0.5 million in March 2021. Upon execution of the Roche Agreement in May 2021, the Company paid Roche an additional upfront, non-refundable payment of $4.0 million.

The Company is obligated to make contingent payments to Roche totaling up to $205.0 million upon achievement of certain development, regulatory and commercial milestones. Roche is also eligible to receive tiered royalties on net sales of commercialized products, at rates ranging from high single-digits to high teens.

In addition, the Company is obligated to issue shares of the Company to Roche in connection with the completion of a Roche Qualified Transaction as defined by the Roche Agreement. The number of shares of common stock to be issued to Roche is estimated to be approximately 2.85% of the outstanding shares of common stock of the Company as of immediately after the completion of a Roche Qualified Transaction, including the exercise by the underwriters thereof of any overallotment option. The Company has determined that the obligation to issue common stock upon completion of a Roche Qualified Transaction represents a liability classified financial instrument. The resulting liability is initially recorded at fair value in research and development expense, with gains and losses arising from changes in fair value recognized in other income (expense), net in the condensed consolidated statement of operations and comprehensive loss during each period while the instrument is outstanding.

In the event that certain partnership or change of control arrangements occur prior to a Roche Qualified Transaction, the Company will pay Roche an upfront royalty based on a percentage of the net proceeds from the arrangement attributable to the Compounds ranging from low to mid- teens.

During the nine months ended September 30, 2021, the Company recorded research and development expense of $5.9 million related to the Roche Agreement, comprised of the upfront payment of $4.5 million and the initial fair value of the derivative liability of $1.4 million. During the nine months ended September 30, 2021 and 2022, the Company recorded expense of $3.6 million and $3.5 million, respectively, within other income (expense), net, related to the change in fair value of the derivative liability.

8. Convertible Preferred Stock

The Preferred Stock authorized, issued and outstanding as of December 31, 2021 and September 30, 2022 consisted of the following (in thousands, except share amounts):

	PREFERRED STOCK AUTHORIZED	PREFERRED STOCK ISSUED AND OUTSTANDING	CARRYING VALUE	LIQUIDATION VALUE	COMMON STOCK ISSUABLE UPON CONVERSION
Series Seed	5,000,000	5,000,000	$2,350	$5,000	5,000,000
Series A	41,666,666	41,666,666	49,762	50,000	41,666,666
Series B	37,499,999	37,499,999	89,744	90,000	37,499,999
Total	84,166,665	84,166,665	$141,856	$145,000	84,166,665

The Preferred Stock have the following rights and preferences:

Dividends

The holders of the Preferred Stock are entitled to receive noncumulative dividends when and if declared by the Board at the rate per annum of eight percent (8%) of the applicable Original Issue Price, which is $1.00 per share for the Series Seed Preferred Stock, $1.20 per share for the Series A Preferred Stock, and $2.40 per share for the Series B Preferred Stock. Preferred Stock dividends will be paid in preference and in priority to any dividends on common stock. If the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Company, the dividend payable to the holders of the Preferred Stock will be based on the number of common shares the Preferred Stock would convert into. There have been no dividends declared by the Board through September 30, 2022.

Liquidation Preference

In the event of any liquidation, dissolution, or winding up of the Company (“Liquidation Event”), the holders of Series A and Series B Preferred Stock are entitled to receive prior and in preference to the holders of common stock and Series Seed Preferred Stock, an amount equal to an amount per share of Series A and Series B Preferred Stock equal to the Original Issue Price plus all declared and unpaid dividends on the Series A and Series B Preferred Stock. If the assets and funds available to be distributed to all holders of Series A and Series B Preferred Stock are insufficient to permit the payment, in full, of any of the liquidation preferences, then the entire assets and funds legally available for distribution to the Series A and Series B Preferred Stock shall be distributed ratably among the holders of Series A and Series B Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

After the payment of the full liquidation preference of the Series A and Series B Preferred Stock as set forth above, the holders of shares of Series Seed Preferred Stock are entitled to receive an amount per share of Series Seed Preferred Stock equal to the Original Issue Price plus all declared and unpaid dividends on the Series Seed Preferred Stock. If the assets and funds available to be distributed to all holders of Series Seed Preferred Stock are insufficient to permit the payment, in full, of any of the liquidation preferences, then the entire assets and funds legally available for distribution to the Series Seed Preferred Stock shall be distributed ratably among the holders of Series Seed Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled or when the remaining capital is distributed.

After the payment of all preferential amounts related to the holders of Preferred Stock, the remaining assets of the Company will be distributed pro rata to the holders of the Preferred Stock and common stock as if the Preferred Stock had converted at the time of the Liquidation Event. Preferential amounts to the holders of Preferred Stock are capped at 2.5 times the applicable Original Issue Price per share plus any dividends declared but unpaid or the amount such holder would have received if all shares had been converted to common stock immediately prior to the Liquidation Event.

Conversion

As of September 30, 2022, the shares of Preferred Stock are convertible into equal shares of common stock (a) at any time upon the written consent of the holders of a majority of the outstanding shares of the Preferred Stock and at least one holder of Series B Preferred Stock that owns at least 4,166,666 shares of Series B Preferred Stock and that did not purchase any shares of Series A Preferred Stock as part of the Series A Agreement or (b) immediately upon the closing of a Qualified Public Offering. As of September 30, 2022, the conversion ratio for the shares of Preferred Stock is 1:1, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization.

Voting Rights

The Preferred Stock vote together with the common stock on an as-converted basis, and not as a separate class, except for matters as defined by the Certificate of Incorporation which require the written consent or affirmative votes of the holders of a majority of the outstanding shares of the Preferred Stock and at least one holder of Series B Preferred Stock that owns at least 4,166,666 shares of Series B Preferred Stock and that did not purchase any shares of Series A Preferred Stock as part of the Series A Agreement. For any transactions that affect the priority of the Series A or Series B Preferred Stock, a majority of Series A or Series B Preferred Stock is required, respectively.

Redemption

The Preferred Stock is not redeemable at the option of the holders thereof. However, the Preferred Stock is redeemable upon the occurrence of certain contingent events, unless otherwise determined by the holders.

As it relates to the redemption upon the occurrence of a contingent event, the Company evaluated the Preferred Stock in accordance with the guidance in ASC 480 and determined that the redemption upon the occurrence of a contingent event is not solely within the Company’s control and accordingly classified the Preferred Stock in temporary equity. The Preferred Stock is not currently redeemable, nor is it currently probable that the instruments will become redeemable, and therefore the instruments are not being accreted to redemption value.

9. Common Stock

As of September 30, 2022, the authorized capital stock of the Company included 109,395,840 shares of common stock, $0.0001 par value per share. The voting, dividend and liquidation rights of the holders of the Company’s common stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth above. Each share of common stock entitles the holder to one vote, together with the holders of the Preferred Stock, on all matters submitted to the stockholders for a vote.

The Company has reserved the following shares of common stock for potential conversion of outstanding Preferred Stock and exercise of stock options:

	DECEMBER 31, 2021	SEPTEMBER 30, 2022
Series Seed convertible preferred stock	5,000,000	5,000,000
Series A convertible preferred stock	41,666,666	41,666,666
Series B convertible preferred stock	37,499,999	37,499,999
Stock options	13,289,901	14,661,655
Total	97,456,566	98,828,320

10. Stock-Based Compensation

2017 Stock Option and Grant Plan

The number of shares of common stock reserved for issuance increased by 1,287,009 in the third quarter of 2022 to 17,503,334 as of September 30, 2022. Awards available for grant were 2,261,827 and 1,597,161 at December 31, 2021 and September 30, 2022, respectively.

Stock Options

The following table summarizes stock option activity for the nine months ended September 30, 2022.

	NUMBER OF OPTIONS	WEIGHTED- AVERAGE EXERCISE PRICE	WEIGHTED- AVERAGE REMAINING CONTRACTUAL TERM (IN YEARS)	AGGREGATE INTRINSIC VALUE (IN THOUSANDS)
Outstanding at December 31, 2021	13,289,901	$0.60	8.98	$13,027
Granted	2,209,349	$1.47
Exercised	(444,921)	$0.37
Forfeited	(392,674)	$0.93
Outstanding at September 30, 2022	14,661,655	$0.73	8.42	$21,424
Exercisable at September 30, 2022	5,282,179	$0.38	7.89	$9,552

The aggregate intrinsic value of options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common stock for those stock options that had exercise prices lower than the fair value of the common stock as of the end of the period. The aggregate intrinsic value of stock options exercised during nine months ended September 30, 2022 was $0.6 million.

The weighted-average assumptions used to estimate the fair value of stock options granted were as follows:

	NINE MONTHS ENDED SEPTEMBER 30,
	2021	2022
Risk-free interest rate	0.91%	2.24%
Expected term (in years)	6.00	6.00
Expected volatility	63%	55%
Expected dividend yield	0%	0%
Fair value per share of common stock	$0.95	$1.47

The weighted-average grant date fair value of options granted in the nine months ended September 30, 2021 and 2022 was $0.55 and $0.79 per share, respectively.

The total fair value of options vested during the nine months ended September 30, 2022 was $0.8 million.

Shares of Restricted Common Stock

A summary of restricted common stock activity is as follows:

	NINE MONTHS ENDED SEPTEMBER 30,
	2021	2022
Unvested at the beginning of the period	227,581	92,774
Vested	(107,885)	(62,511)
Unvested at the end of the period	119,696	30,263

As of September 30, 2022, the unrecognized stock-based compensation expense related to restricted common stock is expected to be recognized over a weighted-average period of 0.44 years.

Stock-Based Compensation Expense

Total stock-based compensation expense recorded as research and development and general and administrative expenses, respectively, for employees, directors and non-employees is as follows (in thousands):

	NINE MONTHS ENDED SEPTEMBER 30,
	2021	2022
Research and development	$102	$422
General and administrative	135	674
Total stock-based compensation expense	$237	$1,096

As of September 30, 2022, the total unrecognized stock-based compensation expense related to outstanding options was $4.2 million and is expected to be recognized over a weighted-average period of 2.64 years.

11. Income Taxes

The Company did not record a provision or benefit for income taxes during the nine months ended September 30, 2021 and 2022. The Company continues to maintain a full valuation allowance against all of its deferred tax assets.

The Company has evaluated the positive and negative evidence involving its ability to realize its deferred tax assets and has considered its history of cumulative net losses incurred since inception and its lack of any commercially ready products. The Company has concluded that it is more likely than not that it will not realize the benefits of its deferred tax assets. The Company reevaluates the positive and negative evidence at each reporting period.

12. Net Loss Per Share

The Company excluded the following from the computation of diluted net loss per share attributable to common stockholders because including them would have had an anti-dilutive effect:

	SEPTEMBER 30,
	2021	2022
Series Seed convertible preferred stock	5,000,000	5,000,000
Series A convertible preferred stock	41,666,666	41,666,666
Series B convertible preferred stock	37,499,999	37,499,999
Unvested restricted common stock	119,696	30,263
Options to purchase common stock	12,899,387	14,661,655

13. Commitments and Contingencies

Indemnification Agreements

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to its vendors, lessors, contract research organizations, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with members of its Board that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. The Company has not incurred any material costs as a result of such indemnifications and is not currently aware of any indemnification claims.

Legal Proceedings

The Company, from time to time, may be party to litigation arising in the ordinary course of business. The Company was not subject to any material legal proceedings during the nine months ended September 30, 2021 and 2022 and, to the best of its knowledge, no material legal proceedings are currently pending or threatened.

Payments Upon Termination

The Company has entered into agreements with certain vendors for the provision of services that the Company is not contractually able to terminate for convenience and avoid any and all future obligations to the vendors. Under such agreements, the Company is contractually obligated to make certain minimum payments to the vendors, with the exact amounts in the event of termination to be based on the timing of the termination and the exact terms of the agreement.

14. Subsequent Events

The Company has completed an evaluation of all subsequent events after the unaudited condensed consolidated balance sheet date of September 30, 2022 through November 23, 2022, the date these condensed consolidated financial statements were issued, to ensure that these condensed consolidated financial statements include appropriate disclosure of events both recognized in the condensed consolidated financial statements as of September 30, 2022, and events which occurred subsequently but were not recognized in the condensed consolidated financial statements. Non-recognizable subsequent events through November 23, 2022 are summarized below.

In October 2022, the Company entered into an addendum to the License Agreement with Roche to extend the terms of the settlement of the Company’s obligation to issue common stock to Roche in connection with the completion of a Roche Qualified Transaction. The terms were extended until December 31, 2022.